Exhibit 5.1

Harney Westwood & Riegels
Craigmuir Chambers,
PO Box 71, Road Town
Tortola VG1110, British Virgin Islands
Tel: +1 284 494 2233
Fax: +1 284 494 3547
www.harneys.com

21 December 2010	Your Ref

	Our Ref	011044.0003/ENM

	Doc ID	2900252_3

Global-Tech Advanced Innovations Inc.

12/F Kin Teck Industrial Building

26 Wong Chuk Hang Road

Aberdeen

Hong Kong

Dear Sirs

Global-Tech Advanced Innovations Inc, Company No. 1068315 (the “Company”)

1.	We are lawyers qualified to practice to the British Virgin Islands, and have been asked to advise in connection with a Registration Statement (the “Registration Statement”) on Form S-8 under the United States Securities Act of 1933, as amended (“Securities Act”), registering 400,000 ordinary shares of par value $0.04 each of the Company (“Ordinary Shares”) issuable pursuant to the Company’s 2011 Omnibus Equity Plan (“Plan”).

2.	For the purpose of this opinion, we have examined the following documents and records:

(a)	An electronic copy of the draft Plan;

(b)	a copy of the Memorandum and Articles of Association and Certificate of Incorporation of the Company obtained from the British Virgin Islands Registry of Corporate Affairs on 8 December 2010;

(c)	a copy of the written resolutions of directors of the Company dated 1 November 2010 approving the Company’s entry into, and authorizing the execution and delivery where applicable of the Plan by the Company (the “Director’s Resolutions”);

(d)	information revealed by our searches of:

(i)	the records and information certified by Portcullis TrustNet (BVI) Limited, the registered agent of the Company, on 16 December 2010 of the statutory documents and records maintained by the Company at its registered office;
(ii)	the public records of the Company on file and available for inspection at the Registry of Corporate Affairs, Road Town, Tortola, British Virgin Islands on 21 December 2010; and

A list of partners is available for inspection at our offices.

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(iii)	the records of proceedings on file with, and available for inspection on 21 December 2010 at the High Court of Justice, British Virgin Islands,

(the “Searches”).

The above are the only documents or records we have examined and the only enquiries we have carried out. In particular we have made no enquiries as to matters of fact other than the Searches.

3.	For the purposes of this opinion we have assumed without further enquiry:

(a)	the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies and the authenticity of such originals, and the genuineness of all signatures and seals;

(b)	the accuracy and completeness of all corporate minutes, resolutions, certificates, documents and records which we have seen, and the accuracy of any and all representations of fact expressed in or implied thereby;

(c)	that there are no other resolutions, agreements, documents or arrangements which affect the Plan and the transactions contemplated thereby;

(d)	that the information indicated by the Searches is complete and remains true and correct;

4.	Based on the foregoing, and subject to the qualifications expressed below, our opinion is as follows:

(a)	Existence and Good Standing. The Company is a company duly incorporated with limited liability for an unlimited duration under the BVI Business Companies Act, 2004, and is validly existing and in good standing under the laws of the British Virgin Islands. It is a separate legal entity and is subject to suit in its own name.

(b)	Capacity and Power. The Company has full capacity to enter into and perform its obligations under the Plan and the Company has taken all necessary action to authorise its entry into the Plan and the exercise of its rights and the performance of its obligations under the Plan.

(c)	The Ordinary Shares. Subject to the qualifications expressed below, the Ordinary Shares are duly authorised and, when issued pursuant to the Plan and the payment of the purchase price therefore has been received in full in cash in accordance with the terms of issuance of such Ordinary Shares, will be validly issued, fully paid and non-assessable.

(d)	High Court Searches. No court proceedings pending against the Company are indicated by our searches of the British Virgin Islands High Court Registry referred to at paragraph 2(d)(iii).

(e)

Registry Searches. On the basis of our searches of the British Virgin Islands Registry of Corporate Affairs and the British Virgin Islands High Court Registry referred to at paragraphs 2(d)(ii) and (iii) respectively, no currently valid order or resolution for liquidation of the Company and no current notice of appointment of a receiver over the Company or any of its assets appears on the records maintained in respect of the Company at the Registry of Corporate Affairs, but it should be noted that failure to file notice of appointment of a receiver does not invalidate the receivership but merely gives rise to penalties on the part of the receiver.

5.	This opinion is confined to the matters expressly opined or herein and given on the basis of the laws of the British Virgin Islands as they are in force and applied by the British Virgin Islands courts at the date of this opinion. We have made no investigation of, and express no opinion on, the laws of any other jurisdiction. We express no opinion as to matters of fact. Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in the Plan. We express no opinion with respect to the commercial terms of the transactions the subject of this opinion.

(a)	Amendments to the Memorandum and Articles of Association of a company are normally effective from the date of registration with the Registry of Corporate Affairs. However, it is possible for a British Virgin Islands court to order that they be treated as being effective from an earlier date, and searches would not reveal the amendments until the court order was subsequently filed.

(b)	The courts in the British Virgin Islands will determine in their discretion whether or not an illegal or unenforceable provision may be served.

(c)	The courts of the British Virgin Islands may refuse to give effect to a provision in respect of the cost of unsuccessful litigation brought before those courts or where the courts themselves have made an order for costs.

(d)	We express no opinion in respect of the enforceability of any provision in the Plan which purports to fetter the statutory powers of the Company.

(e)	We express no opinion in relation to provisions making reference to foreign statutes in the Plan.

6.	We hereby consent to the filing of the opinion as an Exhibit to the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act.

Yours faithfully

HARNEY WESTWOOD & RIEGELS

/s/ Harney Westwood & Riegels

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